EXHIBIT 21

WESTROCK COMPANY

SIGNIFICANT SUBSIDIARIES OF WESTROCK COMPANY

as of September 30, 2020

Name	State or Jurisdiction of Incorporation

Multi Packaging Solutions Global Holdings Ltd	Nottingham, UK
WestRock Coated Board, LLC	Delaware, USA
WestRock Converting, LLC	Georgia, USA
WestRock CP, LLC	Delaware, USA
WestRock Kraft Paper, LLC	Delaware, USA
WestRock Luxembourg S.a.r.l.	Luxembourg
WestRock MWV, LLC	Delaware, USA
WestRock RKT, LLC	Georgia, USA
WestRockTimber Note Holding Company III	Delaware, USA
WRK International Holdings Sarl	Luxembourg
WRKCo Inc	Delaware, USA